Pricing Term Sheet	Filed pursuant to Rule 433
Dated April 29, 2011	Issuer Free Writing Prospectus supplementing the
Preliminary Prospectus Supplement
dated April 29, 2011 and the
Prospectus dated April 18, 2011
Registration Statement File No. 333-173365
K. Hovnanian Enterprises, Inc.
Offering of
$12,000,000 10.625% Senior Secured Notes due 2016
guaranteed by
Hovnanian Enterprises, Inc.
(the “Senior Secured Notes Offering”)

The information in this pricing term sheet should be read together with (i) the preliminary prospectus supplement, dated April 29, 2011, relating to the Senior Secured Notes Offering (the “Preliminary Prospectus Supplement”), as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and (ii) the related prospectus dated April 18, 2011, included in the Registration Statement (File No. 333-173365), in each case, including the documents incorporated by reference therein. Terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Issuer:	K. Hovnanian Enterprises, Inc. (“K. Hovnanian”)

Security Description:	Senior Secured Notes

Distribution:	SEC Registered

Face:	$12,000,000

Gross Proceeds:	$12,660,000

Net Proceeds to Issuer:	$11,560,000

Coupon:	10.625%

Maturity:	October 15, 2016

Offering Price:	105.500% plus accrued interest from April 15, 2011. The Senior Secured Notes are being issued in a “qualified reopening.” See “Certain United States Federal Tax Consequences” in the Preliminary Prospectus Supplement.

Yield to Worst:	9.091%

Spread to Treasury:	731 basis points

Benchmark:	1.250% UST due 10/31/2015

Interest Payment Dates:	April 15 and October 15

Interest Payment Record Dates:	April 1 and October 1

Commencing:	10/15/2011

Optional Redemption:	Callable, on or after the following dates, and at the following prices:

Date	Price
October 15, 2012	107.969%

October 15, 2013	105.313%

October 15, 2014	102.656%

October 15, 2015	100.000%
and thereafter

Equity Clawback:	Redeem until October 15, 2012 at 110.625% for up to 35%

Change of Control:	Put at 101% of principal plus accrued and unpaid interest

Pricing Date:	4/29/2011

Settlement Date:	5/4/2011 (T+3)

CUSIP:	442488BH4

ISIN:	US442488BH47

Minimum Allocation:	$2,000

Increments:	$1,000

Book-Runners:	Credit Suisse Securities (USA) LLC

Hovnanian and K. Hovnanian have filed a registration statement (including a prospectus and related preliminary prospectus supplement) with the SEC for the Senior Secured Notes Offering. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Hovnanian has filed with the SEC for more complete information about Hovnanian and K. Hovnanian and the Senior Secured Notes Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the Preliminary Prospectus Supplement and the accompanying prospectus may be obtained from Credit Suisse Securities (USA) LLC Prospectus Department, One Madison Avenue, New York, NY 10010 or by calling 1-800-221-1037.
This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in such Preliminary Prospectus Supplement and the accompanying prospectus.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.